Exhibit 10.1

OMNIBUS FIFTH AMENDMENT TO CREDIT AGREEMENT AND

SEVENTH AMENDMENT TO NOTE AND WARRANT PURCHASE AGREEMENT

This Omnibus Fifth Amendment to Credit Agreement and Seventh Amendment to Note and Warrant Purchase Agreement (“Amendment”) is made as of the 7th day of April, 2011 between Implant Sciences Corporation, a Massachusetts corporation (the “Company”), and DMRJ Group LLC, a Delaware limited liability company (the “Investor”).

BACKGROUND

A. Company and Investor are parties to a certain Note and Warrant Purchase Agreement dated as of December 10, 2008 (as modified or amended from time to time, including, without limitation, as amended by that certain Omnibus Waiver and First Amendment to Credit Agreement and Third Amendment to Note and Warrant Purchase Agreement dated as of January 12, 2010 (the “First Omnibus Amendment”), that certain Omnibus Second Amendment to Credit Agreement and Fourth Amendment to Note and Warrant Purchase Agreement dated as of April 23, 2010 (the “Second Omnibus Amendment”), that certain Omnibus Third Amendment to Credit Agreement and Fifth Amendment to Note and Warrant Purchase Agreement dated as of September 30, 2010 (the “Third Omnibus Amendment”), and that certain Omnibus Fourth Amendment to Credit Agreement and Sixth Amendment to Note and Warrant Purchase Agreement dated as of March 30, 2011 (the “Fourth Omnibus Amendment” and collectively, the “Purchase Agreement”), pursuant to which, among other things, Investor purchased that certain Amended and Restated Senior Secured Convertible Promissory Note dated March 12, 2009 in the original aggregate principal amount of $5,600,000 (the “March 2009 Note”).

B. Pursuant to the Purchase Agreement, Investor subsequently purchased that certain Senior Secured Promissory Note dated July 1, 2009 in the original aggregate principal amount of $1,000,000 (the “July 2009 Note” and together with the March 2009 Note, the “Term Notes” and each a “Term Note”).

C.   The Purchase Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto, including, without limitation, the March 2009 Note and the July 2009 Note, are referred to herein collectively as the “Purchase Documents”.

D. Company and Investor are also parties to a certain Credit Agreement dated September 4, 2009 (as modified or amended from time to time, including, without limitation, as amended by the First Omnibus Amendment, the Second Omnibus Amendment, the Third Omnibus Amendment and the Fourth Omnibus Amendment, the “Credit Agreement”), pursuant to which, among other things, the Company executed and delivered to Investor that certain Promissory Note dated September 4, 2009 in the original aggregate principal amount of $3,000,000 (as amended by that certain Amended and Restated Promissory Note dated January 12, 2010 in the original aggregate principal amount of $5,000,000, that certain Amended and Restated Promissory Note dated as of April 23, 2010 but effective as of April 7, 2010 in the original aggregate principal amount of $10,000,000, and that certain Amended and Restated Promissory Note dated as of March

30, 2011 in the original aggregate principal amount of $15,000,000, the “Revolver Note” and together with the March 2009 Note and the July 2009 Note, each a “Note” and collectively, the “Notes”).

E. The Credit Agreement and all instruments, documents and agreements executed in connection therewith, or related thereto, including, without limitation, the Revolver Note, are referred to herein collectively as the “Credit Documents” and together with the Purchase Documents, each a “Transaction Document” and collectively, the “Transaction Documents”.

F. Company has requested that Investor modify certain definitions, terms and conditions in the Transaction Documents, and Investor is willing to do so on the terms and conditions hereafter set forth.

G. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Transaction Documents.

NOW, THEREFORE, with the foregoing Background incorporated by reference and made a part hereof and intending to be legally bound, the parties agree as follows:

1. Amendments to the Transaction Documents.  Upon the effectiveness of this Amendment:

(a) Maturity Date.  Notwithstanding anything to the contrary contained in any of the Transaction Documents (including, without limitation, any of the Notes), the “Maturity Date” (as defined in the March 2009 Note, the July 2009 Note and the Credit Agreement) shall be defined as September 30, 2011.

(b) Financial Covenants. Notwithstanding anything to the contrary contained in the Purchase Agreement, the Credit Agreement and the Transaction Documents, Investor and the Company agree and acknowledge that the financial covenants contained in Sections 3.29(a), 3.30, 3.32 and 3.33 of the Purchase Agreement and Sections 5.1(q)(i), (r), (t) and (u) of the Credit Agreement shall not be tested from the date hereof through September 30, 2011 (it being understood that any failure to comply with such covenants during such period shall not cause or result in any default or Event of Default).

(c) Prepayment Notice. The words “three (3) Business Days” in the penultimate sentence of Section 1.3 of the March 2009 Note shall be replaced with the words “ten (10) days”.

(d) Prepayment Payments. Notwithstanding anything to the contrary contained in the Purchase Agreement, the Credit Agreement and the Transaction Documents (including, without limitation, Section 2.9(b)(i) of the Credit Agreement), (1) following an Event of Default under any Transaction Document, all prepayments and proceeds of Collateral shall be applied by Investor in its sole discretion; (2) so long as no Event of Default has occurred and is continuing under any Transaction Document, all prepayments and proceeds of Collateral shall be applied by Investor as follows:

(i) first, to pay Obligations in respect of any cost or expense reimbursements, indemnities or other liabilities then due to Investor until such Obligations have been paid in full;

(ii) second, to pay Obligations in respect of any fees then due to Investor until such fees have been paid in full;

(iii) third, to pay interest due in respect of the Obligations until such interest has been paid in full;

(iv) fourth, to pay the outstanding principal amount of the Advances (as defined in the Credit Agreement);

(v) fifth, to pay the outstanding principal amount on account of the July 2009 Note;

(vi) sixth, to pay the outstanding principal amount on account of the March 2009 Note;

(vii) seventh, to all other unpaid Obligations until such Obligations have been paid in full; and

(viii) eighth, to the Company, or as otherwise required by law

(e) Section 3.6(a)(ii) of the March 2009 Note shall be deleted and replaced with the words “Reserved”.

(f) Section 3.2 of the March 2009 Note shall be amended and restated as follows:

“Section 3.2  Conversion Price.  The term “Conversion Price” shall mean eight cents (0$.08), subject to adjustment under Section 3.6 hereof (the “Set Price”).”

(g) Section 4(c) of the Amended and Restated Warrant to purchase 1,000,000 shares of Common Stock originally issued to the Investor on December 10, 2008 (the “Warrant”) shall be deleted and replaced with the words “Reserved”

(h) Section 9 of the Warrant shall be amended by amending and restating the definition of “Warrant Price” as follows:

““Warrant Price” means U.S. $0.08, as such price may be adjusted from time to time as shall result from the adjustments specified in this Warrant, including Section 4 hereto.”

2. Exchanges.

(a) Promptly following the Effective Date (as defined below), the Company shall file with the Secretary of the Commonwealth of Massachusetts Articles of Amendment, in the form attached as Exhibit A hereto (the “Articles of Amendment”), designating 650,000 shares of Preferred Stock of the Company as  Series G Convertible Preferred Stock, par value $0.10 per share (the “Series G Preferred Stock”). The Company hereby agrees to issue to the Investor, immediately upon the effectiveness of such Articles of Amendment, 164,667 shares (the “Closing Shares”) of Series G Preferred Stock in exchange for 1,646,663 shares (the “Original Shares”) of

Series F Convertible Preferred Stock, par value $0.10 per share of the Company (the “Series F Preferred Stock”) and the Investor hereby agrees to transfer and deliver to the Company duly endorsed for transfer the Series F Preferred Stock in exchange for the issuance of the Closing Shares by the Company (the “Closing Exchange”).

(b) Notwithstanding anything else contained in the  Transaction Documents to the contrary, following receipt by Investor of a notice of a prepayment under Section 1.3 of the March 2009 Note (as modified by this Amendment), Investor shall have the right upon five (5) Business Days prior written notice to the Company, to cause the Company to exchange all or a portion of the March 2009 Note for additional shares of Series G Preferred Stock at the rate of 0.01 of a share of Series G Preferred Stock for each share of Common Stock into which such March 2009 Note being exchanged could have been converted into on such date in accordance with its terms.  No fractional shares of Series G Preferred Stock will be issuable in connection with any such exchange and the Company shall issue to Investor one whole share of Series G Preferred Stock in lieu of such fractional share.

(c) The Series G Preferred Stock and the common stock issuable upon conversion of the Series G Preferred Stock (the “Series G Conversion Shares”) shall be “Securities” as such term is defined in the Purchase Agreement.  All references to Warrant Shares in Section 3.27 of the Purchase Agreement are hereby amended to refer to Warrant Shares Conversion Shares and Series G Conversion Shares.  For avoidance of doubt, nothing in this Section 2 shall prohibit, limit, or in any way restrict the right and ability of the Investor to convert the March 2009 Note into Common Stock in accordance with its terms.

3. Consent Right. Notwithstanding anything else to the contrary contained in the Transaction Documents, the Company shall not issue or sell any equity securities of the Company  or any rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable for such securities (“New Securities”) at a purchase price or exercise price, as the case may be, equal to or less than $0.15 per share without the prior written consent of the Investor.

4. Right of First Offer.

(a) If the Company intends to offer for sale or sell any New Securities, the Company shall give notice (the "Offer Notice") to the Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, the Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, all or a portion of such New Securities.

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided above, the Company may, during the ninety (90) day period following the expiration of the Offer Notice period, offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Investor.

(d) The right of first offer describe above shall not be applicable to the issuance of securities pursuant to the conversion, exercise, or exchange of securities outstanding on the date hereof or to the issuance of any shares of Common Stock or options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to one or more benefit plans, agreements or arrangements approved by the Compensation Committee of the Company’s Board of Directors; provided, however, that (i) a majority of the members of the Compensation Committee approving any such issuance must be “Non-Employee Directors,” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any successor provision, and (ii) the Company shall not, after the Effective Date, amend any such benefit plan, agreement or arrangement to increase the number of shares of Common Stock issuable thereunder (other than to make appropriate adjustments upon any stock split, stock dividend or other similar change in the Company’s capital structure), without the prior written consent of the Investor.

5. Representations and Warranties of the Company.  Company represents and warrants to Investor that:

(a) All warranties and representations made to Investor under the Transaction Documents are true and correct, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified by materiality, Material Adverse Effect or dollar thresholds in the text thereof), as to the date hereof unless they specifically relate to an earlier date in which case they shall be true and correct as of such date, other than as set forth on the disclosure schedules (the “Updated Disclosure Schedules”) to be delivered to Investor pursuant to Section 4 below (the numbers of which shall correspond to the numbers of the disclosure schedules to the applicable Transaction Document); notwithstanding the foregoing, the representations and warranties made as of the Closing Date (as defined in the Purchase Agreement) in Section 2.1(c) of the Purchase Agreement shall be made as of the date hereof.

(b) The Company and the Guarantors (as applicable) have the requisite corporate power and authority to enter into and perform this Amendment in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, no further consent or authorization of the Company, its Board of Directors, stockholders or any other third party is required.  When executed and delivered by the Company and the Guarantors, this Amendment shall constitute a valid and binding obligation of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c) This Amendment, and all other documents, instruments and agreements executed in connection with this Amendment and any assignment, instrument, document, or agreement executed and delivered in connection herewith, will be valid, binding, and enforceable in accordance with its respective terms.

(d) Upon the effectiveness of this Amendment, no default or Event of Default is outstanding under any of the Transaction Documents.

6. Representations and Warranties of the Investor.  Investor represents and warrants to Company that:

(a) Investor has the requisite power and authority to enter into and perform this Amendment in accordance with the terms hereof.  The execution, delivery and performance of this Amendment by Investor and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action, no further consent or authorization of the Investor, its managers, members or any other third party is required.  When executed and delivered by Investor, this Amendment shall constitute a valid and binding obligation of Investor enforceable against Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(b) Investor is the sole lawful owner, beneficially and of record, of 1,646,663 shares of Series F Preferred Stock. Such shares of Series F Preferred Stock constitute all of the Original Shares owned beneficially or of record by the Investor, and the Company has no obligation, contingent or otherwise, issued additional shares of Series F Preferred Stock to the Investor. Investor has good and marketable title to the Original Shares, free and clear of any and all liens, charges and encumbrances of any kind or description. Investor hereby further represents and warrant that there are no pending, or to Investor’s knowledge, threatened suits, claims or actions with respect to the Original Shares. Upon the consummation of the transactions at the Closing Exchange, Company will acquire from Investor good title to such Original Shares, free and clear of all liens, charges, encumbrances, debt, restrictions, rights, claims, options to purchase, proxies, voting trusts, rights of first refusal, or similar rights and other voting agreements, calls and commitments of any kind.

(c) Investor hereby represents and warrants to Company that Investor will acquire the shares of Series G Preferred Stock issuable in the Closing Exchange solely for its own account and not with a view to or for sale in connection with distribution.  Investor does not have a present intention to sell any of the shares of Series G Preferred Stock or any shares of Common Stock issuable upon conversion of the such shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of such securities to or through any person or entity; provided, however, that by making the representations herein, Investor does not agree to hold any of such securities for any minimum or other specific term and reserves the right to dispose of the securities at any time in accordance with Federal and state securities laws applicable to such disposition. Investor further represents and warrants to Company that (i) Investor has such knowledge and experience in financial and business matters that Investor is capable of evaluating the merits and risks of the proposed investment in such securities; (ii) Investor understands that neither the shares of Series G Preferred Stock nor any shares of Common Stock issuable upon conversion of such shares may be sold, transferred or otherwise disposed of by it without registration under the Securities Act and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration, Investor might be required to hold such securities indefinitely; and (iii) Investor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

7. Effectiveness Conditions.  This Amendment shall be effective upon completion of the following conditions precedent (all documents to be in form and substance satisfactory to Investor and Investor’s counsel) which shall take place on the date hereof or such other date as agreed to by the parties hereto (the “Effective Date”):

(a) Delivery by Company to Investor of a secretary’s certificate, dated as of the date hereof, as to (i) the resolutions adopted by the Board of Directors approving the transactions contemplated hereby, (ii) the Articles of Organization, (iii) the Bylaws, each as in effect as of the date hereof, and (iv) the authority and incumbency of the officers of the Company and the Guarantors executing this Amendment, and any other documents required to be executed or delivered in connection therewith; and

(b) Execution and delivery by Company and each Person who delivered a Guarantee to Investor in connection with the Transaction Documents (each a “Guarantor” and collectively, the “Guarantors”) to Investor of this Amendment; and

(c) Execution and/or delivery by Company of all agreements, instruments and documents requested by Investor to effectuate and implement the terms hereof and the Transaction Documents.

8. Additional Covenants.

(a) Within two (2) Business Days after the Effective Date, the Company shall file the Articles of Amendment with the Secretary of the Commonwealth of Massachusetts. Within three (3) Business Days after the Articles of Amendment become effective under Massachusetts law (i) the Company shall deliver to the Investor one (1) or more certificates, duly executed by the Company, representing the Closing Shares, registered in the name of the Investor, and (ii) the Investor shall deliver to the Company two (2) certificates representing an aggregate of 1,646,663 shares of Series F Preferred Stock, duly endorsed for transfer to the Company.

(b) Promptly, but in any event not less than fifteen (15) days after the date hereof, the Company shall deliver to Investor the Updated Disclosure Schedules, in form and substance satisfactory to Investor.

9. Expenses.  The Company shall pay any and all costs, fees and expenses of Investor (including without limitation, attorneys’ fees) in connection with this Amendment and the transaction contemplated hereby.  The Company shall pay such amounts upon execution of this Amendment.

10. No Waiver.  Investor reserves all of its rights and remedies arising with respect to any and all defaults or events of defaults under the Transaction Documents that may be in existence on the date hereof, regardless of whether such defaults or events of default have been identified, or which may occur in the future.  Investor has not modified, is not waiving and has not agreed to forbear in the exercise of, any of its present or future rights and remedies.  No action taken or claimed to be taken by Investor will constitute such a waiver, modification or agreement to forbear.

This Amendment does not obligate Investor to agree to any other extension or modification of the Transaction Documents nor does it constitute a course of conduct or dealing on behalf of Investor or a waiver of any other rights or remedies of Investor except as and only to the extent expressly set forth herein.  No omission or delay by Investor in exercising any right or power under the Transaction Documents, this Amendment or any related instruments, agreements or documents will impair such right or power or be construed to be a waiver of any default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or power will not preclude other or further exercise thereof or the exercise of any other right, and no waiver will be valid unless in writing and then only to the extent specified.

11. Ratification of Loan Documents.  Except as expressly set forth herein, all of the terms and conditions of the Purchase Agreement, the Credit Agreement and the other Transaction Documents are hereby ratified and confirmed and continue unchanged and in full force and effect.  All references to any of the Transaction Documents shall mean the applicable Transaction Document as modified by this Amendment.

12. Confirmation of Indebtedness.  Company confirms and acknowledges that as of the close of business on March 31, 2011, Company was indebted to Investor without any deduction, defense, setoff, claim or counterclaim, of any nature, in the aggregate principal and interest in the amount of $19,004,881.98 of which $4,529,000.00 is due on account of the March 2009 Note, $1,350,916.67  is due on account of the July 2009 Note and $13,124,965.31  is due on account of Advances (as defined in the Credit Agreement), plus all fees, costs and expenses incurred to date in connection with the Purchase Agreement, the Credit Agreement and the other Transaction Documents.

13. Collateral.  Company and Guarantors hereby confirm and agree that all security interests and liens granted to Investor pursuant to the Transaction Documents continue in full force and effect and shall continue to secure the Obligations (as defined in the Security Agreements (as defined in the Purchase Agreement and as defined in the Credit Agreement)), including all liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, under the Notes and any other instruments, agreements or other documents executed and/or delivered in connection herewith or therewith, in each case, whether now or hereafter existing, voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Investor as a preference, fraudulent transfer or otherwise as such obligations may be amended, supplemented, converted, extended or modified from time to time.

14. Acknowledgment of Guarantors.  By execution of this Amendment, each Guarantor hereby acknowledges the terms and conditions of this Amendment and confirms that Guarantors jointly and severally and absolutely and unconditionally guarantee, as surety, all of Guarantied Obligations (as defined in the Guaranty from Guarantors to Investor dated December 10, 2008 and in the Guaranty from Guarantors to Investor dated September 4, 2009) including all liabilities and obligations (primary, secondary, direct, contingent, sole, joint or several) due or to become due, or that are now or may be hereafter contracted or acquired, or owing, under the Notes and covenants that each such Guaranty remains unchanged and in full force and effect and shall continue to cover the existing and future Obligations of Company to Investor.

15. Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Amendment shall not be interpreted or construed with any presumption against the party causing this Amendment to be drafted.

16. Signatories:  Each individual signatory hereto represents and warrants that he or she is duly authorized to execute this Amendment on behalf of his or her principal and that he or she executes the Amendment in such capacity and not as a party.

17. Duplicate Originals:  Two or more duplicate originals of this Amendment may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument.  This Amendment may be executed in counterparts, all of which counterparts taken together shall constitute one completed fully executed document.  Signature by facsimile or PDF shall bind the parties hereto.

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IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.

COMPANY:	IMPLANT SCIENCES CORPORATION By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: CEO
GUARANTORS:	C ACQUISITION CORP. By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: President
ACCUREL SYSTEMS INTERNATIONAL CORPORATION By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: President
IMX ACQUISITION CORP. By: /s/ Glenn D. Bolduc Name: Glenn D. Bolduc Title: President
INVESTOR:	DMRJ GROUP LLC By: /s/ Daniel J. Small Name: Daniel Small Title: MD

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